Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated September 5, 2022, with respect to the consolidated financial statements of Kechu Bidco Group as of and for the year ended December 31, 2021 appearing in this Current Report on Form 8-K/A of Balchem Corporation and Subsidiaries.

/s/ Ernst & Young AS

Oslo, Norway

September 5, 2022